Exhibit 10.1

JPMORGAN CHASE BANK, N.A.

J.P. MORGAN SECURITIES LLC

383 Madison Avenue

New York, NY 10179

CONFIDENTIAL

November 29, 2011

TE Connectivity Ltd.

Tyco Electronics Group S.A.

17, bd Grande-Duchesse Charlotte
L-1331 Luxembourg
Attention: Thomas G. Ernst, Vice President & Assistant Treasurer

Project Burgundy
US$700,000,000 Bridge Loan Facility

Commitment Letter

Ladies and Gentlemen:

TE Connectivity Ltd., a company organized under the laws of Switzerland (the “Guarantor”), and Tyco Electronics Group S.A., a company organized under the laws of the Grand Duchy of Luxembourg (the “Borrower” and, together with the Guarantor, “you”), have advised JPMorgan Chase Bank, N.A. (“JPMCB”) and J.P. Morgan Securities LLC (“JPMorgan” and, together with JPMCB, “we”, “us” or the “Commitment Parties”) that you intend to cause an indirect wholly owned subsidiary of the Borrower to acquire (the “Acquisition”) all the issued and outstanding equity interests of a company previously identified to us as “Burgundy” (the “Acquired Company”) and to consummate the other Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to it in the Summary of Principal Terms and Conditions attached as Exhibit A hereto (the “Term Sheet”)).  In that connection, you have requested that JPMorgan agree to structure and arrange a senior unsecured 364-day bridge loan facility in the principal amount of US$700,000,000 (as such amount may be reduced as provided under “Optional Commitment Reductions” and “Mandatory Commitment Reduction and Prepayment” sections of the Term Sheet) (the “Facility”) to finance the Acquisition and the other Transactions and that JPMCB commit to provide the entire amount of the Facility.

1.             Commitment.

In connection with the foregoing and subject to the terms and conditions set forth or referred to in this commitment letter (together with the Term Sheet (including the Annex thereto)), this “Commitment Letter”), JPMCB is pleased to advise you of its commitment to provide the entire principal amount of the Facility.  You acknowledge and agree that the amount of the Facility, and of JPMCB’s commitment hereunder, will be reduced as provided under

“Optional Commitment Reductions” and “Mandatory Commitment Reduction and Prepayment” sections of the Term Sheet upon the occurrence of any of the events described therein at any time after the date hereof.

2.             Titles and Roles.

JPMCB is pleased to inform you that it hereby agrees to act, and you hereby appoint JPMCB to act, as sole administrative agent for the Facility for a syndicate of lenders that will participate in the Facility (together with JPMCB, the “Lenders”).  In addition, JPMorgan is pleased to inform you that it hereby agrees to act, and you hereby appoint JPMorgan to act, as sole lead arranger and sole bookrunner for the Facility (in such capacities, the “Arranger”).  At the Arranger’s option (in consultation with the Borrower), JPMCB, JPMorgan and/or one or more of their respective affiliates may also be designated with such other titles in respect of the Facility as may be deemed appropriate or desirable by the Arranger (in consultation with the Borrower).  The Arranger will perform the duties, and exercise the authority, customarily performed by it in such role, including exclusive management of the syndication of the Facility.  In connection with the syndication of the Facility, the Arranger shall have the right to award one or more of the roles or titles described above, or such other titles as may be determined by the Arranger, to one or more other Lenders or affiliates thereof, in each case as determined by the Arranger (in consultation with the Borrower), it being understood that notwithstanding any such award, JPMorgan will have “left” placement in any and all marketing materials or other documentation used in connection with the Facility and shall hold the leading role and responsibilities conventionally associated with such “left” placement.  You agree that, except as contemplated above, no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Facility unless you and we shall so agree.

3.             Syndication.

JPMCB reserves the right, prior to or after the execution of definitive documentation for the Facility (the “Credit Documentation”), to syndicate all or a portion of its commitment hereunder to one or more Lenders (which shall be identified by the Arranger subject to your approval as set forth below) pursuant to a syndication to be managed exclusively by the Arranger.  JPMCB shall determine in consultation with you whether and when syndication of the Facility shall commence in light of the progress of the syndication of the New Credit Facility.  All aspects of the syndication of the Facility, including, without limitation, timing, potential syndicate members to be approached, titles, initial and final allocations and division of fees, shall be determined by the Arranger in consultation with you; provided that each potential syndicate member to be approached must be approved by you (such approval not to be unreasonably withheld, delayed or conditioned) (it being agreed that each person that is currently a “Lender”, or hereafter becomes a “Lender” with your consent, under the Existing Credit Agreement is hereby approved by you (each, a “Permitted Assignee”)).

In the event that JPMCB elects (in consultation with you) to commence syndication of the Facility, then until the earlier of (a) the completion of a successful syndication of the Facility, as mutually determined by the Arranger and the Borrower, and (b) the date that is 60 days following the Closing Date (such earlier date, the “Syndication End Date”), you agree to actively assist the Arranger in completing a syndication that is reasonably satisfactory to us, including, without limitation, by promptly preparing and providing the Arranger with such information with respect to the Guarantor and its subsidiaries, in each case including financial information, as the Arranger may reasonably deem necessary to complete a successful syndication of the Facility.  Such assistance shall include, (a) your using your commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships, (b) direct contact between senior management, representatives and advisors of you, on the one hand, and the proposed Lenders and rating agencies identified by the Arranger, on the other hand, at times and places reasonably requested by the Arranger and consented to by the Borrower (such consent not to be unreasonably withheld, delayed or conditioned), (c) assistance by you in the prompt preparation of a Confidential Information Memorandum for the Facility and other marketing materials and information reasonably deemed necessary by the Arranger to complete a successful syndication of the Facility for delivery to potential syndicate members and participants, in each case in form and substance customary for transactions of this type and otherwise reasonably satisfactory to the Arranger, including, without limitation, estimates, forecasts, projections and other forward-looking financial information prepared by the Guarantor regarding the future consolidated performance of the Guarantor and its subsidiaries (including projections for the fiscal years 2012 and 2013 that include the Acquired Company and its subsidiaries in the form of such projections delivered to and approved by the Arranger on or prior to the date hereof) (collectively, the “Projections”), and (d) the hosting, with the Arranger, of one or more meetings or conference calls with prospective Lenders at the request of the Arranger.  You further agree that prior to, or promptly after, the announcement of the Acquisition you will advise each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”) of the Transactions, including the nature of the contemplated financing therefor.  You also agree that, until the Syndication End Date, you and your subsidiaries will not issue, sell, offer, place or arrange, or engage in any discussions with respect to any of the foregoing, any debt securities or commercial bank or other credit facilities of the Guarantor, the Borrower or their respective subsidiaries, other than (i) the Facility, (ii) the New Credit Facility and the New Notes (it being understood that the amount thereof may exceed the aggregate principal amount of the Facility), (iii) indebtedness under the existing commitments available under the Existing Credit Agreement, (iv) working capital and overdraft facilities provided to the Borrower and its subsidiaries in the ordinary course of business and (v) commercial paper financings in the ordinary course of business, without the prior written consent of the Arranger.  Without limiting your obligations to assist with the syndication efforts as set forth herein, JPMCB agrees that the completion of a successful syndication is not a condition to the initial funding under the Facility.

It is further agreed that, in the event that JPMCB elects (in consultation with you) to commence syndication of the Facility, you will, at the request of the Arranger and upon delivery by the Arranger to you of a draft credit agreement for the Facility prepared by our counsel, negotiate the definitive version of such credit agreement (consistent with this Commitment Letter, the Term Sheet and the Fee Letter) promptly and in good faith and execute and deliver the definitive credit agreement for the Facility (and such related documents as shall be required in connection with the execution thereof) at the earliest practicable date following delivery to you of such draft credit agreement.

4.             Information.

You represent, warrant and covenant that (a) (i) no written information that has been or is hereafter furnished by you or on your behalf in connection with the transactions contemplated hereby (other than the Projections) and (ii) no other information given at any due diligence call or any information meetings for potential syndicate members and, in each case, supplied or approved by you or on your behalf (other than the Projections) (such written information and other information (other than the Projections) being referred to herein collectively as the “Information”) taken as a whole contained (or, in the case of Information furnished after the date hereof, will contain), as of the time it was (or hereafter is) furnished, any material misstatement of fact or omitted (or will omit) as of such time to state any material fact necessary to make the statements therein taken as a whole not misleading, in the light of the circumstances under which they were (or hereafter are) made, and (b) the Projections that have been or are hereafter furnished by you or on your behalf in connection with the transactions contemplated hereby have been (or, in the event Projections are furnished after the date hereof, will be) prepared in good faith based upon accounting principles consistent in all material respects with your historical audited financial statements (except as otherwise expressly disclosed in the Projections) and upon assumptions believed by you to be reasonable at the time made and at the time the Projections are so furnished (it being understood that projections by their nature are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved); provided that, with respect to any Information or Projections prepared by or relating to the Acquired Company or its subsidiaries, the foregoing representations are made only to the best of your knowledge.  You agree that if at any time prior to the Syndication End Date any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished (and, in the case of Projections, the applicable assumptions were being made), and such representations and warranties were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations or warranties will be correct in all material respects under those circumstances.  You understand that, in arranging and syndicating the Facility, the Arranger will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof.  Before distribution of any Information or the Projections to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination of such Information; provided that any such distribution shall be subject to the confidentiality provisions contained in clause (e) of the second paragraph of Section 9 hereof.

5.             Conditions Precedent.

The commitment of JPMCB and the agreements of JPMCB and JPMorgan hereunder are subject to only (a) the negotiation, execution and delivery of definitive documentation for the Facility consistent with this Commitment Letter, the Term Sheet and the Fee Letter, prepared by our counsel and satisfactory to us and you, (b) your performance of your obligations set forth in Sections 2, 3 and 4 of this Commitment Letter, except to the extent any nonperformance thereof has not adversely affected the syndication of the Facility, and (c) the other conditions set forth or referred to herein and in the Term Sheet.

Notwithstanding anything in this Commitment Letter, the Term Sheet or the Fee Letter to the contrary (but subject to the satisfaction of the conditions set forth or referred to herein), (a) the only representations relating to the Guarantor, the Borrower, the Acquired Company and their respective subsidiaries the making of which shall be a condition to availability of the Facility on the Funding Date shall be (i) the representations made by the Acquired Company in the Acquisition Agreement, but only to the extent that you (or any of your subsidiaries) have the right under the Acquisition Agreement not to consummate the Acquisition as a result of such representations in the Acquisition Agreement being inaccurate, and (ii) the Specified Representations (as defined below) and (b) the terms of the Credit Documentation shall be negotiated by the parties hereto in good faith not to be in a form such that the Facility is not available on the Funding Date even if the conditions set forth or referred to herein are satisfied.  For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Credit Documentation with respect to organization and power, authorization, due execution and delivery and enforceability, no conflicts, Investment Company Act status and margin regulations.  The provisions of this paragraph are referred to as the “Certain Funds Provision”.

6.             Fees.

As consideration for JPMCB’s commitment hereunder and our agreements to perform the services described herein, you agree to pay to us the fees as set forth in the arranger fee letter dated the date hereof and delivered herewith (the “Fee Letter”).

7.             Expenses; Indemnification.

To induce the Commitment Parties to issue this Commitment Letter and to proceed with the Credit Documentation, you hereby agree that all reasonable, out-of-pocket fees and expenses (including the reasonable fees and expenses of counsel (but limited, in the case of fees and expenses of counsel, to one counsel for all the Commitment Parties and, if determined by the Commitment Parties to be reasonably necessary, of one local counsel in any relevant jurisdiction for all the Commitment Parties) of the Commitment Parties and their respective affiliates arising in connection with the Facility and the preparation, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letter and the Credit Documentation (including in connection with their due diligence and syndication efforts) shall be for your account (and that you shall from time to time upon request by any Commitment Party reimburse it and its affiliates for all such fees and expenses paid or incurred by them), whether or not the Transactions are consummated or the Facility is made available or the Credit Documentation is executed.  You further agree to indemnify and hold harmless each Commitment Party (whether in its capacity as an agent, arranger, Lender or otherwise) and each other agent or co-agent (if any) designated by the Arranger (as reasonably agreed by you) with respect to the Facility and their respective affiliates and each director, officer, employee, representative, member, partner, trustee and agent thereof (each, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever that may be incurred by or asserted against or involve any Indemnified Person as a result of or arising out of or in any way related to or resulting from the Transactions, this Commitment Letter or the Fee Letter, the Facility and the actual or proposed use of the proceeds thereof and any related transaction and, upon demand, to pay and reimburse each Indemnified Person for any reasonable legal or other out-of-pocket expenses (but limited, in the case of legal fees and expenses, to one counsel for such Indemnified Persons taken as a whole and, solely in the case of a conflict of interest (as reasonably determined by the affected Indemnified Persons), one additional counsel for all affected Indemnified Persons (or similarly situated affected Indemnified Persons), in either case taken as a whole (and, if determined by us to be reasonably necessary, of one local counsel in any relevant jurisdiction for all such Indemnified Persons, taken as a whole, and, solely in the case of a conflict of interest (as reasonably determined by the affected Indemnified Persons), one additional local counsel for all affected Indemnified Persons (or similarly affected Indemnified Persons), in either case taken as a whole)) paid or incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Indemnified Person is a party to any action, suit or proceeding (including any inquiry or investigation) out of which any such expenses arise or such matter is initiated by a third party or by you or any of your affiliates); provided, however, that (i) you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent same resulted from the gross negligence or willful misconduct of such Indemnified Person (as determined by a court of competent jurisdiction in a final and nonappealable judgment), (ii) each Indemnified Person shall consult with the Borrower from time to time at the reasonable request of the Borrower regarding the conduct of the defense in any such proceeding (other than in respect of proceedings in which the Borrower or any of its affiliates is a party adverse to such Indemnified Person), provided that the failure of any Indemnified Party to so consult with the Borrower shall not relieve you of your obligations under this Commitment Letter (including under this Section 7), and (iii) each Indemnified Person that proposes to settle or compromise any claim, litigation, investigation or proceeding for which you may be liable for payment of indemnity hereunder shall obtain the Borrower’s consent (not to be unreasonably withheld, delayed or conditioned) to such settlement or compromise.  Neither JPMCB, JPMorgan nor any other Indemnified Person shall be responsible or liable to you or any other person or entity for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems.  Except to the extent you may be so responsible or liable pursuant to your obligations under this Section 7, no party hereto, nor any of their respective affiliates or their or their affiliates’ directors, officers, employees, representatives, members, partners, trustees or agents, shall be responsible or liable for any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) that may be alleged as a result of the Transactions, this Commitment Letter, the Fee Letter, the Facility and the actual or proposed use of the proceeds thereof and any related transaction.

8.             Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

Each of us reserves the right to employ the services of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to our affiliates certain fees payable to us in such manner as we and our affiliates may agree in our sole discretion.  You acknowledge that (a) each of us may share with any of our affiliates, and such affiliates may share with us, any information related to the Transaction, the Guarantor and the Acquired Company, and their respective subsidiaries and other affiliates, or any of the matters contemplated hereby and (b) each of us and our affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Guarantor, the Acquired Company and their respective affiliates may have conflicting interests regarding the transactions described herein or otherwise.  Each of us agrees to treat, and cause any such of our affiliates to treat, all non-public information provided to us by you and your subsidiaries (and clearly and conspicuously identified as such by you) as confidential information in accordance with the provisions hereof and customary banking industry practices. None of us will, however, furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other persons (other than your affiliates).  You also acknowledge that none of us has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other persons.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and us, or any other implied duty on our behalf, is intended to be or has been created in respect of any of the financing transactions contemplated by this Commitment Letter, including in connection with the process leading thereto or the communications pursuant hereto or otherwise, in each case irrespective of whether we or our affiliates have advised or are advising you on other matters, (b) we, on the one hand, and you, on the other hand, have an arms’-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary, advisory or agency duty on our part, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that we and our affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that we and our affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

You further acknowledge that JPMCB and JPMorgan, together with their affiliates, are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, JPMCB, JPMorgan and their affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Guarantor, the Acquired Company and their respective subsidiaries and other companies with which you or your subsidiaries may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by any of us, any of our affiliates or any of our or their customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9.             Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person or entity, except (a) to your and your affiliates’ respective officers, directors, employees, attorneys, accountants and advisors who have agreed to maintain the confidentiality of this Commitment Letter and the Fee Letter in accordance with the terms hereof, and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby, (b) as required by applicable law, rule, regulation or stock exchange requirement (including filings with the Securities and Exchange Commission or any other regulatory authority or stock exchange) or compulsory legal process or in connection with any pending legal proceeding or regulatory review (provided that in each such case you agree, to the extent permitted by applicable law, to (i) inform us promptly thereof and (ii) furnish only that portion of this Commitment Letter, the Fee Letter or any of their terms or substance as you are required to disclose), (c) in the case of this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof, except as part of generic disclosure of sources and uses with respect to the Transactions) (i) to any rating agencies on a confidential basis and (ii) in any prospectus, offering memorandum or confidential information memorandum relating to any Permanent Financing and (d) in the case of this Commitment Letter and the contents hereof (and a version of the Fee Letter redacted in the manner reasonably acceptable to JPMorgan), to the Acquired Company and its officers, directors, employees, attorneys, accountants and advisors who have agreed to maintain the confidentiality of this Commitment Letter and the Fee Letter in accordance with the terms hereof, and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby).

Each of us and our affiliates will use all confidential information provided to us or our affiliates by or on behalf of you hereunder solely for the purpose of providing the services that are the subject of this Commitment Letter and our other relationships with you and your affiliates and will treat confidentially all such information; provided that nothing herein shall prevent any of us or any of our affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case we (i) to the extent permitted by law, agree to inform you promptly thereof and (ii) shall furnish only that portion of such information which we or our affiliate is legally required to disclose), (b) upon the request or demand of any regulatory authority or self-regulatory body having jurisdiction or oversight over us or any of our affiliates (in which case, to the extent permissible, we (i) agree to inform you promptly thereof (except in connection with any ordinary course inquiry or audit) and (ii) shall furnish only that portion of such information which we or our affiliate is required (based on advice of counsel, which may be external counsel) to disclose), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by us or any of our affiliates, (d) to our respective affiliates and their respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction (provided that such information is provided on a confidential basis and we shall be responsible for our affiliates’ compliance with this paragraph), (e) to potential Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its affiliates or any of their respective obligations, in each case who agree to be bound by the terms of this paragraph (or, pursuant to any customary “click-through” confidentiality undertakings employed by Intralinks or a similar platform or any language substantially similar to this paragraph) or (f) for purposes of establishing a “due diligence” defense or in connection with any action or proceeding relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or the enforcement of any rights hereunder or thereunder (in which case we (i) to the extent permitted by law, agree to inform you promptly thereof and (ii) shall furnish only that portion of such information which is necessary or advisable (based on advice of counsel, which may be external counsel) to protect against the interest of us or our affiliate with respect to such proceeding).  Our obligations under this paragraph shall automatically, as applicable, (x) terminate upon the one year anniversary of the termination or expiration of the commitment hereunder or (y) terminate and be superseded by the confidentiality provisions in the Credit Documentation upon the closing of the Facility.

Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (a) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Fee Letter, and (b) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.  For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letter is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.

Additionally, you acknowledge and agree that none of us is advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.  You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby, and we shall have no responsibility or liability to you with respect thereto.

10.           Assignments; Etc.

This Commitment Letter and the Fee Letter (and your rights and obligations hereunder and thereunder) shall not be assignable by you without the prior written consent of each of us (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto and thereto (and Indemnified Persons), are not intended to confer any benefits upon, or create any rights in favor of, or be enforceable by or at the request of any person other than the parties hereto and thereto (and Indemnified Persons) and may not be relied upon by any person or entity other than you.  JPMCB’s commitment hereunder shall be superseded by the commitments in respect of the Facility set forth in the definitive credit agreement for the Facility, and upon the execution and delivery of the definitive credit agreement for the Facility by the parties thereto, JPMCB shall be released from its commitment hereunder.  Any and all obligations of, and services to be provided by, JPMCB or JPMorgan hereunder (including, without limitation, the commitment of JPMCB) may be performed, and any and all rights of any of JPMCB and JPMorgan hereunder may be exercised, by or through any of its affiliates or branches; provided that neither JPMCB nor JPMorgan shall be relieved of any of its obligations hereunder in the event any such affiliate shall fail to perform such obligation in accordance with the terms hereof.

11.           Amendments; Governing Law; Etc.

This Commitment Letter and the Fee Letter may not be amended or modified, or any provision hereof or thereof waived, except by an instrument in writing signed by each party hereto.  Each of this Commitment Letter and the Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter or the Fee Letter by facsimile (or other electronic) transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be.  Section headings used herein and in the Fee Letter are for convenience of reference only, are not part of this Commitment Letter or the Fee Letter, as the case may be, and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter or the Fee Letter, as the case may be.  You acknowledge that information and documents relating to the Facility may be transmitted through Intralinks, the internet, email or similar electronic transmission systems, and that none of JPMCB, JPMorgan or the other Indemnified Persons shall be liable for any damages arising from the use by others of information or documents transmitted in such manner.  JPMCB and JPMorgan may (upon receipt of your written consent (which consent shall not be unreasonably withheld, delayed or conditioned) place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of the Borrower and its affiliates (or any of them), and the amount, type and closing date of the transactions contemplated hereby, all at the expense of JPMCB and JPMorgan.  This Commitment Letter and the Fee Letter set forth the entire agreement among the parties hereto as to the Facility and supersede all prior understandings, whether written or oral, among us and you with respect to the matters herein and therein.  Matters that are not covered or made clear in this Commitment Letter or in the Fee Letter are subject to mutual agreement of the parties hereto.  THIS COMMITMENT LETTER AND THE FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION).

12.           Jurisdiction, Etc.

Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any New York State court or Federal court of the United States of America in each case sitting in the County of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the Guarantor and the Borrower hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby brought by it or any of its affiliates shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court.  Each party hereto hereby irrevocably and unconditionally (a) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State or Federal court, as the case may be, (b) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (c) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  You agree to use commercially reasonable efforts to irrevocably designate and appoint CT Corporation, having an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, as your authorized agent, to receive, accept and acknowledge on your behalf, or in respect of your property, service of any and all process that may be served in any suit, action or proceeding of the nature referred to in this Section 12 in any New York State or Federal court sitting in the County of New York.  Such service may be made by mailing or delivering a copy of such process to you in care of CT Corporation at its address set forth above.  Service of any process may also be served in any other manner permitted by law.

You represent and warrant that (a) you are subject, under the laws of the jurisdiction of your organization or existence, to civil and commercial laws with respect to your obligations under this Commitment Letter and the Fee Letter, and the execution, delivery and performance by you of this Commitment Letter and the Fee Letter constitute and will constitute private and commercial acts and not public or governmental acts and (b) none of your or any of your properties has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which it is organized and existing in respect of its obligations under this Commitment Letter or the Fee Letter.  In the event you or any of your properties have or hereafter acquire, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Commitment Letter, the Fee Letter or any transaction contemplated hereby any immunity from jurisdiction, legal proceedings, attachment (whether before or after judgment), execution, judgment or setoff, you hereby irrevocably agree not to claim, and hereby irrevocably and unconditionally waive, such immunity.

13.           Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, SUIT, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY HERETO RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

14.           Surviving Provisions.

The provisions of Sections 3, 4, 6, 7, 8, 9, 11, 12, 13 and 14 of this Commitment Letter and the provisions of the Fee Letter shall remain in full force and effect regardless of whether the Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitment of the Commitment Parties hereunder and our agreements to perform the services described herein; provided that your obligations under Section 7 shall automatically terminate and be superseded by the Credit Documentation on the Closing Date, in each case, only to the extent a similar provision relating to expense reimbursement and indemnification (covering the parties and matters covered by Section 7 hereof) is contained in the Credit Documentation.

15.           PATRIOT Act Notification.

Each of JPMCB and JPMorgan hereby notifies you that pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as amended from time to time, the “PATRIOT Act”)), it and the Lenders are required to obtain, verify and record information that identifies the Borrower and the Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and the Guarantor that will allow JPMCB, JPMorgan and the Lenders to identify the Borrower and the Guarantor in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to JPMCB, JPMorgan and each Lender.

16.           Termination and Acceptance.

JPMCB’s commitment hereunder, and JPMCB’s and JPMorgan’s agreements to perform the services described herein, will automatically terminate (without further action or notice and without further obligation to you) upon the first to occur (a) on 5:00 p.m., New York City time, on October 15, 2012, unless on or prior to such date a definitive credit agreement for the Facility, satisfactory in form and substance to us shall have been entered into and become effective pursuant to the terms thereof, (b) the consummation of the Acquisition, (c) the abandonment or termination of the Acquisition Agreement and (d) upon the effectiveness of the definitive documentation for the New Credit Facility.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on November 29, 2011.  JPMCB’s commitment and the agreements of JPMCB and JPMorgan hereunder will expire at such time automatically (and without further action or notice and without further obligation to you) at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence.

[Remainder of this page intentionally left blank]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.,

by	/s/ ROBERT D. BRYANT
Name: Robert D. Bryant

Title: Vice President

J.P. MORGAN SECURITIES LLC,

by	/s/ THOMAS DELANEY
Name: Thomas Delaney

Title: Executive Director

Accepted and agreed to as of

the date set forth above by:

TE CONNECTIVITY LTD.,

by	/s/ TERRENCE R. CURTIN
Name: Terrence R. Curtin

Title: Executive Vice President and
Chief Financial Officer

TYCO ELECTRONICS GROUP S.A.,

by	/s/ THOMAS G. ERNST
Name: Thomas G. Ernst

Title: Director

EXHIBIT A

CONFIDENTIAL

Project Burgundy
US$700,000,000 Bridge Loan Facility
Summary of Principal Terms and Conditions

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the commitment letter to which this Exhibit A is attached (the “Commitment Letter”).

Borrower:	Tyco Electronics Group S.A., a company organized under the laws of the Grand Duchy of Luxembourg (the “Borrower”).

Administrative Agent:

JPMorgan Chase Bank, N.A. (“JPMCB”) will act as sole administrative agent (in such capacity, the “Administrative Agent”) for a syndicate of banks, financial institutions and other lenders (together with JPMCB, the “Lenders”) and will perform the duties customarily associated with such role.

Sole Lead Arranger and Sole Bookrunner:	J.P. Morgan Securities LLC (in such capacity, the “Arranger”).

Transactions:

The Borrower intends to acquire (the “Acquisition”) all the issued and outstanding equity interests in the company previously identified to the Arranger as “Burgundy” (the “Acquired Company”), pursuant to a Sale and Purchase Agreement to be entered into by the Guarantor (as defined below) and certain sellers party thereto (the “Acquisition Agreement”).  In connection with the foregoing, the Borrower will (a) obtain the Facility, (b) repay any indebtedness of the Acquired Company that would become due or otherwise default upon the consummation of the Acquisition and (c) pay the fees and expenses incurred in connection with the foregoing (the “Transaction Costs”).  It is anticipated that all or a portion of the Facility will be replaced or refinanced by (i) the issuance of senior unsecured notes of the Borrower in a public offering or in a Rule 144A or other private placement (the “New Notes”) or (ii) the proceeds of a new 364-day revolving credit facility of the Borrower (the “New Credit Facility” and, together with the New Notes, the “Permanent Financing”).  The transactions described in this paragraph are collectively referred to as the “Transactions”.

Facility:

(a)      Amount:  Senior unsecured 364-day bridge loan facility in an aggregate principal amount of US$700,000,000 (the “Facility”).  Loans under the Facility will be available in U.S. dollars.

(b)      Use of Proceeds:  The proceeds of loans under the Facility will be used by the Borrower on the Funding Date (as defined below), together with cash on hand, to finance the Acquisition and the other Transactions.

(c)      Maturity:  The Facility will mature on the day that is 364-days after the Funding Date and, prior to the final maturity thereof, will not be subject to any scheduled amortization.

(d)      Availability:  From and after the date of the execution and delivery of the definitive documentation for the Facility by the parties thereto and the closing thereunder (the “Closing Date”), the Facility will be available in a single drawing on the date on which the Acquisition is consummated (the “Funding Date”), but in no event later than October 15, 2012  Amounts borrowed under the Facility that are repaid or prepaid may not be reborrowed.

Guaranties:

TE Connectivity Ltd., a company organized under the law of Switzerland (the “Guarantor”), shall be required to provide an unconditional guaranty (the “Guaranty”) of all amounts owing under the Facility.  The Guaranty shall be in form and substance substantially similar to the guaranty required and provided under the Existing Credit Agreement (as defined below) and shall be a guaranty of payment and not of collection. In addition, each subsidiary of the Guarantor that provides a guaranty in respect of the Existing Credit Agreement or any other any material debt of the Borrower for or in respect of borrowed money shall be obligated to provide a guaranty of all amounts owing under the Facility in form and substance substantially identical to the corresponding guaranty required under the Existing Credit Agreement (and, to the extent not covered by the form of such guaranties, the Borrower, the Guarantor and each such subsidiary shall enter into customary indemnity, contribution and subrogation agreement with respect thereto).

Security:	None.

Optional Commitment Reductions:	The commitments under the Facility may, upon three business days’ notice, be reduced or terminated by the Borrower without penalty in minimum amounts and multiples to be mutually agreed.

Voluntary Prepayments:

Voluntary prepayments of loans under the Facility may be made at any time on three business days’ notice in the case of LIBOR Loans, or one business day’s notice in the case of Base Rate Loans, without premium or penalty, in minimum principal amounts and multiples to be mutually agreed; provided that voluntary prepayments of LIBOR Loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs.

Mandatory Commitment Reduction and Prepayment:

Commitments will be reduced, and loans will be required to be prepaid, under the Facility in an aggregate amount equal to:

(a)         100% of the net cash proceeds received by the Guarantor or any of its subsidiaries from any Debt Incurrence (as defined below)

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after the date of the Commitment Letter, whether before or after the Closing Date;

(b)         100% of the net cash proceeds received by the Guarantor from any Equity Issuance (as defined below) after the date of the Commitment Letter, whether before or after the Closing Date; and

(c)         100% of the net cash proceeds received by the Guarantor or any of its subsidiaries from any sale or other disposition of assets (including proceeds from the sale of equity interest in any subsidiary of the Guarantor and insurance and condemnation proceeds) consummated after the date of the Commitment Letter, whether before or after the Closing Date, other than (i) dispositions in the ordinary course of business and not as part of a financing, (ii) any disposition that does not result in net cash proceeds exceeding US$50,000,000 for such disposition and (iii) any disposition from or to an affiliate of the Guarantor, and subject to the right to reinvest any such proceeds within 180-days of the receipt of such net cash proceeds.

“Debt Incurrence” means any incurrence of debt for borrowed money by the Guarantor, the Borrower or any of their subsidiaries, whether pursuant to a public offering or in a Rule 144A or other private placement of debt securities (including debt securities convertible into equity securities) or incurrence of loans under any loan or credit facility, other than (a) intercompany debt, (b) debt under the Existing Credit Agreement (but not under any incremental commitments thereunder effected after the date of the Commitment Letter) and any refinancing, amendment, amendment and restatement or extension thereof that does not increase the aggregate principal or committed amount thereof, (c) commercial paper financings in the ordinary course of business and (d) working capital and overdraft facilities provided to the Borrower and its subsidiaries in the ordinary course of business.

“Equity Issuance” means any issuance of equity or equity-linked securities by the Guarantor, whether pursuant to a public offering or in a Rule 144A or other private placement, other than (a) securities issued pursuant to employee stock plans or employee compensation plans or contributed to pension funds and (b) securities or interests issued or transferred as consideration in connection with any acquisition, divestiture or joint venture arrangements.

Mandatory prepayments of loans under the Facility will be without premium or penalty; provided that prepayments of LIBOR Loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs.

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Documentation:

The Facility will be documented under a credit agreement that will be based upon the Borrower’s Five-Year Senior Credit Agreement dated as of June 24, 2011, as in effect on the date hereof (the “Existing Credit Agreement”), with such changes thereto as are necessary or reasonably appropriate to reflect the terms set forth in this Exhibit A, in the Commitment Letter and in the Fee Letter or the nature of the transactions contemplated hereby or as are otherwise agreed by the Borrower and the Arranger.  Without limiting the foregoing, the definitive credit agreement for the Facility will contain representations and warranties, affirmative covenants, negative covenants, financial covenants and events of default that are identical (including as to exceptions, qualifications and grace periods contained therein) to those set forth in the Existing Credit Agreement, save for such changes thereto as are necessary or reasonably appropriate to reflect the terms set forth in this Exhibit A, in the Commitment Letter and in the Fee Letter or the nature of the transactions contemplated hereby or as otherwise agreed by the Borrower and the Arranger.

Commitment Fees:

Commitment Fees will accrue and be payable to the Lenders at the rate per annum set forth in the Fee Letter on the aggregate unused commitments under the Facility, commencing on the date on which definitive credit agreement for the Facility is executed and delivered and payable in arrears at the end of each calendar quarter and upon any termination of the commitments.  Commitment fees will be calculated on the basis of a 360-day year and actual days elapsed.

Duration Fees:	The Borrower will pay to each Lender Duration Fees on such dates, and in such amounts, as are set forth in the Fee Letter.

Interest Rates:

At the Borrower’s option, loans may be maintained from time to time as (a) Base Rate Loans, which shall bear interest at the Base Rate in effect from time to time plus the Applicable Margin (as defined below), or (b) LIBOR Loans, which shall bear interest at LIBOR (adjusted for maximum reserves) as determined by the Administrative Agent for the respective interest period plus the Applicable Margin.

“Applicable Margin” shall be determined based on the Pricing Grid set forth in the Fee Letter.

“Base Rate” shall mean the highest of (a) the rate that the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (b) 1/2 of 1.00% in excess of the overnight Federal Funds Rate and (c) LIBOR for an interest period of one month plus 1.00%.

“LIBOR” will be defined in a manner to be agreed between JPMCB and the Borrower.

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Interest periods of 1, 2 or 3 months shall be available in the case of LIBOR Loans.

The Credit Documentation shall include customary protective provisions for such matters as capital adequacy and liquidity, increased costs (including provisions for increased costs in the form of taxes (other than customary excluded taxes) and customary Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III yield protections), reserves, funding losses, illegality and withholding, stamp and other similar excise or property taxes and VAT.  The Borrower shall have the right to replace any Lender that (a) charges a material amount in excess of that being charged by the other Lenders with respect to contingencies described in the immediately preceding sentence or (b) refuses to consent to certain amendments to or waivers of the Credit Documentation that expressly require the consent of such Lender and which have been approved by the Required Lenders.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each calendar quarter.  Interest in respect of LIBOR Loans shall be payable in arrears at the end of the applicable interest period.  Interest will also be payable at the time of repayment of any loans and at maturity.  All interest on Base Rate Loans and LIBOR Loans shall be based on a 360-day year and actual days elapsed (or, in the case of Base Rate Loans determined by reference to the prime lending rate, a 365 or 366-day year, as applicable, and actual days elapsed).

Default Interest:

Overdue principal shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by the applicable borrowing.  Overdue interest and other amounts shall bear interest at the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans under the Facility from time to time.  Such interest shall be payable on demand.

Conditions Precedent to Funding:

The borrowing under the Facility will be subject to:

(a)   the receipt of a borrowing notice therefor,

(b)   all representations and warranties shall be true and correct in all material respects on and as of the date of such borrowing (although any representations and warranties which expressly relate to a given date or period shall be required to be true and correct in all material respects as of the respective date or for the respective period, as the case may be), before and after giving effect to such borrowing and to the application of the proceeds therefrom, as though made on and as of such date (subject to the Certain Funds Provision),

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(c)   no event of default under the Facility, or event which with the giving of notice or lapse of time or both would be an event of default under the Facility, shall have occurred and be continuing, or would result from such borrowing (subject to, in the case of any defaults or events of default relating to the accuracy of representations and warranties, the Certain Funds Provision), and

(d)   the other conditions set forth or referred to in Section 5 of the Commitment Letter or in Annex I to this Exhibit A.

Representations and Warranties:

Representations and warranties (applicable to the Guarantor, the Borrower and, as applicable, certain of their respective subsidiaries and made on the Closing Date and the Funding Date) will be limited to the following: corporate status; power and authority; due authorization, execution and delivery and enforceability; no violation or conflicts with laws, contracts or charter documents; governmental and third-party approvals; financial statements; absence of a Material Adverse Effect (to be defined in a manner consistent with the Existing Credit Agreement); absence of material litigation; true and complete disclosure; compliance with Margin Regulations and inapplicability of Investment Company Act; tax returns and payments; compliance with ERISA and environmental law; and subsidiaries.  Any qualification based on disclosure in the periodic reports filed by the Guarantor shall be limited to disclosures in such reports filed prior to the date of the Commitment Letter and shall exclude disclosures in the risk factors, cautionary statements, forward-looking statements and the like.

Covenants:

Affirmative, negative and financial covenants (applicable to the Guarantor, the Borrower and, as applicable, certain of their respective subsidiaries from and after the Closing Date) will be limited to the following:

(a)   Affirmative Covenants: compliance with laws and regulations; maintenance of adequate insurance and properties; preservation of corporate existence, rights, privileges and franchises and nature and conduct of business; visitation and inspection rights; keeping of proper books in accordance with US GAAP (or IFRS, if adopted by the Guarantor); notice of defaults, material litigation and certain other material events; financial and other reporting requirements (including, without limitation, unaudited quarterly and audited annual financials for the Guarantor and its subsidiaries (including the Borrower) on a consolidated basis (in accordance with US GAAP (or IFRS, if adopted by the Guarantor)); use of proceeds; and subsidiary guaranties.

(b)   Negative Covenants:  restrictions on liens; incurrence of subsidiary debt; fundamental changes (to include additional flexibility for the Borrower and Guarantor to be organized in the United States or,

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subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned), any of Denmark, Finland, Germany, Ireland, Luxembourg, Netherlands, Sweden or the United Kingdom); transactions with affiliates; and restrictions on distributions, advances and asset transfers by subsidiaries.

(c)   Financial Covenant.  The following financial covenant (the “Financial Covenant”) (with financial definitions and covenant levels identical to those contained in the Existing Credit Agreement unless otherwise agreed by the Borrower and the Arranger):

•      Maintenance of a maximum ratio (the “Total Leverage Ratio”) of Consolidated Total Debt to Consolidated EBITDA not to exceed 3.50:1.00

The Financial Covenant will be tested and calculated on a quarterly basis in the same manner as under the Existing Credit Agreement.

Events of Default:

Events of Default (applicable to the Guarantor, the Borrower and, as applicable, certain of their respective subsidiaries) will be limited to the following:  nonpayment of principal when due or of interest, fees or other amounts after a grace period of five business days; failure to perform or observe covenants set forth in the Credit Documentation; any representation or warranty proving to have been incorrect in any material respect when made or deemed made; matured cross default and cross-acceleration to other material indebtedness (in an aggregate principal amount outstanding exceeding US$75,000,000); bankruptcy, insolvency proceedings, etc.; inability to pay debts, attachment, etc.; monetary judgment defaults in an aggregate amount in excess of US$55,000,000; customary ERISA defaults; actual or asserted invalidity of Credit Documentation; and Change of Control (to be defined and including the Borrower ceasing to be a wholly-owned consolidated subsidiary of the Guarantor).

Defaulting Lenders:	The Credit Documentation will contain customary “defaulting lender” provisions.

Assignments and Participations:

Neither the Guarantor nor the Borrower may assign its rights or obligations under the Facility without the prior written consent of the Lenders.  Any Lender may assign, and may sell participations in, its rights and obligations under the Facility, subject (a) in the case of participations, to customary restrictions on the voting rights of the participants and restrictions on participations to the Guarantor, the Borrower and their respective affiliates and (b) in the case of assignments, to such limitations as may be established by the Administrative Agent (including (i) a minimum assignment amount of

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US$1,000,000 (or, if less, the entire amount of such assignor’s commitments or outstanding loans at such time), (ii) an assignment fee in the amount of $3,500 to be paid by the respective assignor or assignee to the Administrative Agent, (iii) restrictions on assignments to any entity that is not an Eligible Assignee (to be defined to exclude the Guarantor, the Borrower and their respective affiliates), and (iv) except in the case of an assignment to any Lender (or any Permitted Assignee) or an affiliate or an “approved fund” of a Lender, the receipt of the consent of the Administrative Agent and, so long as no event of default exists under the Facility, the Borrower (such consent, in any such case, not to be unreasonably withheld, delayed or conditioned and with the consent of the Borrower to have been deemed granted if it has not objected to a proposed assignment within 5 business days’ notice thereof)).  The Facility shall provide for a mechanism which will allow for each assignee to become a direct signatory to the Facility and will relieve the assigning Lender of its obligations with respect to the assigned portion of its commitment and/or loans, as applicable.  Participations will have customary benefits with regard to yield protection and increased costs.

Waivers and Amendments:

Amendments and waivers of the provisions of the Credit Documentation will require the approval of Lenders holding commitments or loans representing more than 50% of the aggregate commitments or loans under the Facility (the “Required Lenders”), except that (a) the consent of each Lender directly affected thereby will be required with respect to customary matters to be agreed by the Borrower and the Arranger, including (i) increases in commitment amounts, (ii) reductions of principal, rate of interest or fees, (iii) extensions of scheduled payments of any loans (including at final maturity) or times for payment of interest or fees, and (iv) modifications to the pro rata sharing or payment provisions, assignment provisions or the voting percentages, and (b) the consent of all of the Lenders shall be required with respect to customary matters to be agreed by the Borrower and the Arranger, including releases of all or substantially all of the value of the Guaranty provided by the Guarantor and, if any, the other guaranties in respect of the Facility, taken as a whole; provided that if any of the matters described in clause (a) or (b) above is agreed to by the Required Lenders, so long as no default or event of default is continuing at such time, the Borrower shall have the right to either (i) substitute any non-consenting Lender by having its commitment or loans, as applicable, assigned, at par, to one or more other institutions, subject to the assignment provisions described above, or (ii) with the express written consent of the Required Lenders, terminate the commitment of any non-consenting Lender, subject to repayment in full of all obligations of the Borrower owed to such Lender relating to the Facility held by such Lender.

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Expenses and Indemnification:

The Credit Documentation will contain customary indemnities for the Administrative Agent, the Arranger, the Lenders and their respective affiliates’ employees, officers and agents, in each case other than as a result of such person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable decision, and customary expense reimbursement agreements (including, without limitation, for all reasonable out-of-pocket costs and expenses of the Lenders incurred after the occurrence, and during the continuance of, a default under the Facility).

Governing Law and Forum:

New York.  The parties to the Credit Documentation will submit to the New York jurisdiction, and the Guarantor and the Borrower shall agree that any claim arising out of the Credit Documentation or the transactions contemplated thereby brought by them or their affiliates shall be brought exclusively in New York.  The Credit Documentation will contain provisions customary for U.S. credit facilities provided to entities organized outside the United States, including a requirement that the Guarantor and the Borrower appoint a U.S. agent for the service of process and waive any immunity from jurisdiction or legal proceeding.

Counsel to Administrative Agent and Arranger:	Cravath, Swaine & Moore LLP.

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ANNEX I

TO EXHIBIT A

Project Burgundy
US$700,000,000 Bridge Loan Facility
Summary of Additional Conditions Precedent

The borrowing under the Facility shall be subject to the following additional conditions precedent:

1.             The Arranger shall have received a copy of the definitive Acquisition Agreement (together with all the exhibits, schedules and other documents relating thereto) certified by the Guarantor as complete and correct and, unless approved by the Arranger, the terms and conditions thereof, and of all such exhibits, schedules and other documents relating thereto, shall not be different in any respect that is materially adverse to the Lenders than the terms and conditions of the draft of the Acquisition Agreement dated November 28, 2011, delivered to the Arranger’s counsel on November 28, 2011 at 6:29 p.m.  The Acquisition shall have been consummated, or substantially concurrently with the funding under the Facility shall be consummated, pursuant to and on the terms set forth in the Acquisition Agreement and all conditions precedent to the consummation of the Acquisition shall have been satisfied; provided that no conditions precedent or other terms of the Acquisition Agreement shall have been amended, waived or otherwise modified (and no consent thereunder shall have been granted) in a manner that is materially adverse to the Lenders unless approved by the Arranger.

2.             All indebtedness outstanding under the Acquired Company’s US$725,000,000 senior and second lien facilities agreement dated as of June 22, 2006 (as amended and restated on September 15, 2009 and April 30, 2010), and all other indebtedness of the Acquired Company and its subsidiaries contemplated by the Acquisition Agreement to be repaid upon the consummation of the Acquisition, shall have been repaid, or substantially concurrently with the funding under the Facility shall be repaid, all commitments thereunder shall have been, or substantially concurrently with the funding under the Facility shall be, terminated and all liens and guarantees created thereunder shall have been, or substantially concurrently with the funding under the Facility shall be, released and discharged (it being understood and agreed that certain documentation and filings with respect to the termination of such liens will not occur on the Funding Date, and that the Guarantor will use commercially reasonable efforts to cause such documentation and filings to occur as promptly as practicable following the Funding Date).

3.             The Lenders shall have received (a) U.S. GAAP audited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows of the Guarantor for the three most recently completed fiscal years ended at least 90 days prior to the Funding Date, (b) U.S. GAAP unaudited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows of the Guarantor for each subsequent fiscal quarter ended at least 45 days before the Funding Date (and comparable periods for the prior fiscal year) and (c) IFRS audited consolidated balance sheets of the Acquired Company for the fiscal year ended December 31, 2010 and any related consolidated statements of the Acquired Company in the possession of the Guarantor as of the Funding Date; provided that filing of the financial statements referred to in clause (a) or (b) above on Form 10-K and Form 10-Q by the Guarantor will satisfy the foregoing requirements.

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4.             The Lenders shall have received (a) legal opinions reasonably satisfactory to the Administrative Agent from counsel (including, without limitation, New York counsel) covering matters reasonably acceptable to the Administrative Agent (including, without limitation, governmental approvals with respect to the Facility), (b) a solvency certificate in the form attached hereto as Schedule I, from the chief financial officer of the Borrower, and (c) other customary and reasonably satisfactory closing and corporate documents, resolutions, certificates (including a certificate as to the occurrence of any event referred to under “Mandatory Commitment Reduction and Prepayment” in the Term Sheet and any amendments, waivers or consents under the Acquisition Agreement), instruments, and deliverables.

5.             The Arranger shall have had a period of not less than 20 consecutive days after completion of a customary confidential information memorandum with respect to the Facility to market and syndicate the Facility; provided that such period shall not include any day from and including December 19, 2011 through and including January 3, 2012, and any day from and including August 13, 2012 through and including September 3, 2012.

6.             All costs, fees, and all reasonable and documented expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby for which invoices have been presented no later than the second day preceding the Funding Date, payable to the Arranger, the Administrative Agent and the Lenders shall have been paid to the extent due.

7.             One or more investment banks reasonably satisfactory to the Arranger shall have been engaged to publicly sell or privately place the New Notes.

8.             The Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including without limitation the PATRIOT Act) and requested at least five business days prior to the Funding Date.

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